Exhibit 5.1

[LETTERHEAD OF BAKER & MCKENZIE LLP]

June 24, 2022

Nasdaq, Inc.

151 W. 42nd St.

New York, NY 10036

Ladies and Gentlemen:

We have acted as special securities counsel for Nasdaq, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer of up to $60,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) pursuant to the Nasdaq, Inc. Deferred Compensation Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein as to the Deferred Compensation Obligations.

We have reviewed a copy of the Plan, the Registration Statement and the prospectus forming a part thereof, and we have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of each natural person signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies. We have also assumed that, when the Deferred Compensation Obligations are offered and incurred, the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and such effectiveness shall not have been terminated or rescinded, and all Deferred Compensation Obligations will be offered in compliance with applicable federal and state securities laws and in the manner stated in the Plan, the Registration Statement and the prospectus forming a part thereof.

Based upon and subject to the foregoing, we are of the opinion that the Deferred Compensation Obligations, when incurred in the manner contemplated by the Registration Statement and the Plan and subject to the Company completing all actions and proceedings required on its part to be taken under the terms of the Plan, will be valid and binding obligations of the Company.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (ii) the effect of general principles of equity whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (b) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (c) provisions authorizing or validating conclusive or discretionary determinations, and (d) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Plan and each of the Compensation Deferral Agreements to be delivered by the Participants pursuant the Plan will be in the form examined by us, (b) that each of the Plan and the Compensation Deferral Agreements constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance their terms, and (c) that the status of each of the Plan and the Compensation Deferral Agreements as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

In addition, we express no opinion with respect to any obligations or liabilities of any other person or entity under the Plan. We further express no opinion with respect to the liabilities or obligations of the Company, or any other person or entity, under any trust agreement entered into or that may be entered into in connection with the Plan.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America. Our opinion is based upon our consideration of only those statutes, regulations and reported decisional law, which in our experience are normally applicable to deferred compensation plans.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP
BAKER & McKENZIE LLP